EXHIBIT 10.29

SUMMARY OF DIRECTOR EARLY RETIREMENT PACKAGES

In January 2005, the Board determined that the size of the Board should be reduced from 19 members to a target range of 12 to 14 members in view of the charter consolidation of the Company’s subsidiary banks that occurred in 2004. At its regular meeting on January 25, 2005, the Board offered one-time early retirement benefits to directors in the amount of fees they were paid during 2004 for Board and committee service.

During the first quarter of 2005, the following directors took advantage of this benefit and will receive the one-time payments as follows:

Robert Archer	$44,000
Susan B. Ford Dorsey	$36,000
James Jackson	$44,000
Stanley Kangas	$48,000
Rex Lindsay	$84,000
Warrant Thoits	$72,000
T. John Whalen	$40,000